Exhibit 99.1

6705 Rockledge Drive, Suite 900 Bethesda, MD 20817-1850 (301) 581-0600	News Release

FOR IMMEDIATE RELEASE	Contact:	Dale B. Wolf
Chief Financial Officer
(301) 581-5709

John Stelben
Investor Relations
(301) 581-5729

         Coventry Health Care Reports Record First Quarter Earnings of $0.82 Per Diluted Share

EPS Up 49% Over Prior Year

Bethesda, Maryland (April 27, 2004) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended March 31, 2004. Operating revenues totaled $1.29 billion for the quarter, a 21% increase over the first quarter of 2003. Net earnings were $74.3 million, or $0.82 per diluted share, a 50% increase over net earnings for the first quarter of 2003 and 49% on a per diluted share basis.

        “I am pleased to report another quarter of profitable growth to our shareholders,” said Allen F. Wise, president and chief executive officer of Coventry. “These strong results, balanced across our growing markets, are driven by disciplined pricing, prudent risk selection, and watching the pennies. Our growth is proof that the value we provide our customers through innovative products, savings from our low cost structure, and world-class customer service, will provide ongoing opportunity for profitable growth into the future.”

Financial Highlights

  1st Quarter Membership Up 14% over the prior year quarter
  1st Quarter Revenues Up 21% over the prior year quarter
  1st Quarter EPS Up 49% over the prior year quarter
  1st Quarter Operating Margin of 8.6%, Up 210 basis points over the prior year quarter
  1st Quarter Annualized Return on Equity of 32%

First Quarter Highlights:

  Membership. As of March 31, 2004, excluding network rental members, Coventry had a total of 2.43 million members, an increase of 300,000 members, or 14%, over the prior year quarter and an increase of 48,000 members, or 2.0%, over the prior quarter.

  Commercial Rate Increases. Coventry achieved commercial rate increases in excess of 12.5% on first quarter renewals, representing approximately 55% of commercial risk membership. The Company expects 2004 commercial rate increases, net of benefit buydowns, to be in the range of 13.0% to 13.5%.

  Medical Loss Ratio (MLR). MLR was 81.3% for the quarter, a 130 basis point improvement over the prior year quarter. Commercial MLR of 79.4% was a 160 basis point improvement over the prior year quarter and is the main driver of overall MLR improvement.

  Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.6% of operating revenues for the quarter, a 30 basis point reduction over the prior quarter and a 60 basis point reduction over the prior year quarter.

  Balance Sheet. Cash and investments grew to $1.45 billion during the quarter, up $45.3 million from prior year-end. Days in Claims Payable (DCP) were 52.4, an increase of 1.4 days. The increase in DCP is due to a normalized claims inventory partially offset by faster claim receipts and processing cycle times and timing of pharmacy invoice payments.

  Cash Flow. Cash flow from operations for the first quarter was $127.1 million as reported, and $165.7 million when adjusted for the timing of CMS payments for Medicare+Choice beneficiaries, as compared to net income of $74.3 million.

  Share Repurchase. The Company repurchased 2.0 million shares in the first quarter at an average price of $42.28 per share. There are approximately 1.8 million shares remaining under existing repurchase authority.

Q2 2004 Guidance

  Total Revenues of $1.30 billion to $1.32 billion
  EPS in the range of $0.85 to $0.87

2004 Guidance

  Risk revenues in the range of $5.17 billion to $5.25 billion
  Management services revenues of $110.0 million to $120.0 million
  Medical loss ratio (MLR%) of 80.75% to 81.50% of risk revenues
  Selling, general, and administrative expenses (SG&A) of $600 million to $615 million
  Depreciation and amortization of $20.0 million to $22.0 million
  Investment income of $44.0 million to $46.0 million
  Interest expense of $14.5 million to $14.8 million
  Tax rate of 36.0% — 36.5%
  Diluted share count of 90 million to 91 million shares
  Earnings per share (EPS) on a diluted basis of $3.50 to $3.60

    Mr. Wise will host a conference call at 9:00 a.m. EST on Tuesday, April 27, 2004. To listen to the call, dial (800) 562-8369, or for international callers, (913) 981-5581. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the SEC. A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 109734.

        Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans, insurance companies, and provider networks under the names Coventry Health Care, Coventry Health and Life, Altius Health Plans, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services including HMO, PPO, POS, Medicare+Choice, and Medicaid to 3.1 million members in a broad cross section of employer and government-funded groups in 14 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at www.cvty.com.

        This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may be significantly impacted by certain risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

COVENTRY HEALTH CARE, INC.
MEMBERSHIP
(Amounts in thousands)

	March 31,	December 31,	March 31,
	2004	2003	2003

Membership by Market:
Delaware	103	104	104
Georgia	82	80	72
Illinois - Central	86	75	77
Iowa	74	96	91
Kansas City	213	222	256
Louisiana	73	73	73
Nebraska	49	48	45
North Carolina	123	118	115
Pennsylvania	716	694	651
St. Louis	488	470	425
Utah	179	169	0
Virginia	163	155	149
West Virginia	82	79	73

Total membership	2,431	2,383	2,131

Membership by Product:
Risk membership:
Commercial	1,479	1,510	1,357
Medicare	67	65	63
Medicaid	335	324	307

Total risk membership	1,881	1,899	1,727
Non-risk membership	550	484	404

Total membership	2,431	2,383	2,131

Network rental membership	694	678	786

COVENTRY HEALTH CARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Quarters Ended
	March 31,

	2004	2003

	(unaudited)	(unaudited)
Operating revenues:
Managed care premiums	$1,259,581	$1,043,308
Management services	28,386	22,110

Total operating revenues	1,287,967	1,065,418

Operating expenses:
Medical costs	1,023,738	861,270
Selling, general and administrative	149,210	130,086
Depreciation and amortization	4,309	4,608

Total operating expenses	1,177,257	995,964

Operating earnings	110,710	69,454
Operating earnings percentage of total revenues	8.6%	6.5%

Senior notes interest expense, net	3,572	3,677
Other income, net	10,841	10,388

Earnings before income taxes	117,979	76,165

Provision for income taxes	43,652	26,658

Net earnings	$ 74,327	$ 49,507

Net earnings per share, basic	$ 0.85	$ 0.57
Net earnings per share, diluted	$ 0.82	$ 0.55

Weighted average shares outstanding, basic	87,920	86,967
Weighted average shares outstanding, diluted	90,622	89,471

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	December 31,
	2004	2003

	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 271,434	$ 253,331
Short-term investments	120,331	101,191
Accounts receivable, net	84,470	89,766
Other receivables, net	50,232	45,335
Deferred income taxes	34,513	36,255
Other current assets	9,955	8,089

Total current assets	570,935	533,967

Long-term investments	1,059,460	1,051,400
Property and equipment, net	30,122	33,085
Goodwill	281,328	281,183
Other intangible assets, net	27,429	27,447
Other long-term assets	59,020	54,654

Total assets	$2,028,294	$1,981,736

Liabilities and Stockholders’ Equity:
Current liabilities:
Medical claims liabilities	$ 589,338	$ 537,340
Other medical liabilities	55,679	59,850
Accounts payable and other accrued liabilities	189,702	183,781
Deferred revenue	62,454	73,909

Total current liabilities	897,173	854,880

Senior notes	170,500	170,500
Other long-term liabilities	33,548	27,358

Total liabilities	1,101,221	1,052,738

Stockholders’ Equity:
Total stockholders’ equity	927,073	928,998

Total liabilities and stockholders’ equity	$ 2,028,294	$ 1,981,736

COVENTRY HEALTH CARE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Amounts in thousands)
(unaudited)

Quarter Ended
March 31, 2004

Cash flows from operating activities:
Net earnings	$ 74,327
Depreciation and amortization	4,309
Amortization of deferred compensation	2,887
Changes in assets and liabilities:
Accounts receivable, net	5,296
Medical claims liabilities	51,998
Other medical liabilities	(4,171)
Accounts payable and accrued liabilities	4,823
Deferred revenue	(11,455)
Other operating activities	(865)

Net cash flows from operating activities	127,149

Cash flows from investing activities:
Capital expenditures, net	(722)
Payments for investments, net of sales and maturities	(23,785)
Payments for acquisitions	(751)

Net cash flows from investing activities	(25,258)

Cash flows from financing activities:
Proceeds from issuance of stock	898
Payments for repurchase of stock	(84,553)
Payments for fractional shares from stock split	(133)

Net cash flows from financing activities	(83,788)

Net change in cash and cash equivalents for current period	18,103
Cash and cash equivalents at beginning of period	253,331

Cash and cash equivalents at end of period	$ 271,434

Cash and Investments:
Cash and cash equivalents	$ 271,434
Short-term investments	120,331
Long-term investments	1,059,460

Total cash and investments	$ 1,451,225

COVENTRY HEALTH CARE, INC. SELECTED OPERATING STATISTICS (Excluding charges)

	Q1 2004	Total 2003	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Total 2002

Revenue PMPM
Commercial	222.08	206.08	209.74	208.30	204.83	200.88	183.80
Medicare	683.12	629.52	632.22	630.56	628.20	627.05	593.29
Medicaid	141.49	139.69	138.11	141.33	140.08	139.25	137.54
Management Fees	17.28	17.86	18.38	17.37	17.40	18.29	17.71

Medical PMPM
Commercial	176.36	164.59	165.28	166.36	163.91	162.66	152.12
Medicare	607.02	527.84	556.98	507.59	504.19	542.55	509.60
Medicaid	122.98	122.25	123.58	119.46	122.18	123.82	115.58

MLR %
Commercial	79.4%	79.9%	78.8%	79.9%	80.0%	81.0%	82.8%
Medicare	88.9%	83.8%	88.1%	80.5%	80.3%	86.5%	85.9%
Medicaid	86.9%	87.5%	89.5%	84.5%	87.2%	88.9%	84.0%

Total	81.3%	81.2%	80.9%	80.5%	80.9%	82.6%	83.3%

SGA % of revenues	11.6%	12.0%	11.9%	11.9%	11.9%	12.2%	12.2%
SGA PMPM	20.54	20.60	20.69	20.51	20.46	20.72	19.56

Claims Statistics
Claims Inventory	142,080		128,556	156,773	156,238	133,600	146,842
Inventory Days on Hand	1.5		1.2	1.7	1.9	1.7	2.0
Total Medical Liabilities (000’s)	$ 645,017		$ 597,190	$ 610,033	$ 588,326	$ 607,029	$ 558,599
Days in Claims Payable	52.39		51.01	55.83	55.14	56.16	59.46
Days in Other Medical Liabilities	4.94		5.68	6.06	6.40	7.27	7.33
Total Days in Medical Liabilities	57.33		56.69	61.89	61.54	63.43	66.79

Member Growth (a)
Same Store	48,000	157,000	36,000	42,000	29,000	50,000	51,000
Acquisition	0	191,000	(6,000)	159,000	(8,000)	46,000	143,000

        (a)   Membership growth excludes network rental membership.